ATTACHMENT B

Bridge Loan

BRIDGE LOAN

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, Flux Power, Inc., a California corporation (“Maker”), promises to pay to the order of Esenjay Investments, LLC, or any successor holder (“Holder”) of this note (“Note”), at Holder’s office, or such other place as Holder may designate the principal amount of Two Hundred and Fifty Thousand Dollars ($250,000) (“Funds”).

1.         Interest. Holder has transferred as good faith or intends to transfer as soon as practical Funds to Maker. Maker hereby agrees that the Funds will accrue interest at an annual rate of eight (8) percent.

2.         Payments.  All outstanding principal and interest shall be payable on March 7, 2014 (the “Maturity Date”).

3.         Prepayment.  Maker may pay all or any part of the principal owing on this Note at any time or times prior to maturity without payment of any premium or penalty.

4.         Default.  If Maker defaults in payment of this Note or in the performance of any obligation in any instrument securing or collateral to this Note, Holder may declare the unpaid principal balance and earned interest on the Note immediately due. Maker and each surety, endorser, and guarantor waive all demand for payment, presentation for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, protest, and notice of protest, to the extent permitted by law.

Maker also promises to pay reasonable attorney’s fees and court and other costs if this note is placed in the hands of an attorney to collect or enforce the Note. These expenses will bear interest from the date of advance at the annual interest rate on matured, unpaid amounts. These payments and interest will become part of the Note and will be secured by any security for payment.

5.         Collection Costs.  Upon the occurrence of any default, Maker agrees to pay Holder, upon demand, any and all costs, expenses and fees, including without limitation, reasonable attorneys' fees incurred before or after suit is commenced in order to enforce payment hereof, and in the event suit is brought to enforce payment hereof, that such costs, expenses and fees shall be determined by a court proceeding without a jury.

6.         Waiver.  Maker hereby acknowledges and agrees that the failure by Holder to insist upon Maker's strict performance of this Note or the failure by Holder to exercise its remedies hereunder shall not be deemed a waiver of such default, and shall not be a waiver by Holder of any of Holder's rights or remedies hereunder or at law or in equity.

7.         Transfer.  This Note is not transferable by the Holder without the express written permission of Maker which shall not be unreasonably withheld.

8.         Governing Law.  All amounts payable hereunder are payable in lawful money of the United States of America.  This Note shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws principles.

9.         Representations and Warranties of Maker.  Maker hereby represents and warrants to Holder as follows:

(a)           Maker has full power, authority and capacity to issue this Note and to perform and comply with all covenants and obligations contained herein.

(b)           This Note has been duly executed and delivered by Maker and constitutes the legal, valid and binding obligations of Maker, enforceable against Maker in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally.

IN WITNESS WHEREOF, this Note has been duly executed to be effective as of the 7th day of March, 2012.

Holder:	Maker:
ESENJAY INVESTMENTS, LLC	FLUX POWER, INC.
500 N. Water, Suite 1100S	2240 Auto Park Way
Corpus Christi, TX 78471	Escondido, CA 92029

/s/Michael E. Johnson	/s/Chris Anthony
Name: Michael Johnson, Member	Name: Chris Anthony, CEO

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